Exhibit (d)(34)(iv)

EQ ADVISORS TRUST

REVISED

AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Advisory Agreement effective as of May 1, 2009 (“Amendment No. 2”) between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and SSgA Funds Management, Inc. (“SSgA” or “Adviser”).

WHEREAS, AXA Equitable and SSgA agree to modify the Investment Advisory Agreement dated as of December 1, 2008, as amended by Amendment No. 1 dated as of January 1, 2009 (“Agreement”) as follows:

1. New Portfolio. AXA Equitable hereby appoints SSgA to serve as the Adviser to an Index Allocated Portion of the EQ/Focus PLUS Portfolio.

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the following Portfolios or an Index Allocated Portion of a Portfolio, as applicable: EQ/Core Bond Index Portfolio, EQ/Intermediate Government Bond Index Portfolio, EQ/Large Cap Growth PLUS Portfolio, EQ/Large Cap Core PLUS Portfolio, EQ/International Core PLUS Portfolio, EQ/Mid Cap Value PLUS Portfolio, EQ/Quality Bond PLUS Portfolio, EQ/Bond Index Portfolio, EQ/Large Cap Value Index Portfolio and EQ/Mid Cap Index Portfolio (the “Portfolios”).

3. Duration of Agreement.

a.	With respect to each existing Portfolio as specified in Appendix A to the Agreement (except as provided below), the Agreement will continue in effect for a two year period beginning December 1, 2008 and may be continued thereafter pursuant to subsection (d) below.

b.	With respect to the New Portfolios specified in Amendment No. 1, the Agreement will continue in effect for a two year period beginning January 1, 2009 and may be continued thereafter pursuant to subsection (d) below.

c.	With respect to the New Portfolios specified in Amendment No. 2, the Agreement will continue in effect for a two year period beginning May 1, 2009 and may be continued thereafter pursuant to subsection (d) below.

d.

With respect to the each Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a), (b) or (c), as the case may be, only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) of shares of such

Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		SSgA FUNDS MANAGEMENT, INC.

By:	/s/ Steven M. Joenk	By:	/s/ James Ross
	Steven M. Joenk		Name: James Ross
	Senior Vice President		Title: President

APPENDIX B

REVISED

AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio or Allocated Portion of a Portfolio	Annual Advisory Fee Rate

EQ/Bond Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $2 billion; 0.015% of the Portfolio’s average daily net assets in excess of $2 billion.

EQ/Core Bond Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $2 billion; 0.015% of the Portfolio’s average daily net assets in excess of $2 billion

EQ/Focus PLUS Portfolio*	0.02% of the Index Allocated Portion’s average daily net assets up to and including $150 million; 0.015% of the Index Allocated Portion’s average daily net assets in excess of $150 million.

EQ/Intermediate Government Bond Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $2 billion; 0.015% of the Portfolio’s average daily net assets in excess of $2 billion.

EQ/International Core PLUS Portfolio*	0.04% of the Index Allocated Portion’s average daily net assets up to and including $100 million; 0.03% of the Index Allocated Portion’s average daily net assets in excess of $100 million up to and including $600 million; 0.0275% of the Index Allocated Portion’s average daily net assets in excess of $600 million.

EQ/Large Cap Core PLUS Portfolio*	0.02% of the Index Allocated Portion’s average daily net assets up to and including $150 million; 0.015% of the Index Allocated Portion’s average daily net assets in excess of $150 million.

EQ/Large Cap Growth PLUS Portfolio*	0.02% of the Index Allocated Portion’s average daily net assets up to and including $150 million; 0.015% of the Index Allocated Portion’s average daily net assets in excess of $150 million.

EQ/Large Cap Value Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $150 million; 0.015% of the Portfolio’s average daily net assets in excess of $150 million.

EQ/Mid Cap Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $150 million; 0.015% of the Portfolio’s average daily net assets in excess of $150 million.

EQ/Mid Cap Value PLUS Portfolio*	0.02% of the Portfolio’s average daily net assets up to and including $150 million; 0.015% of the Portfolio’s average daily net assets in excess of $150 million.

EQ/Quality Bond PLUS Portfolio*	0.02% of the Index Allocated Portion’s average daily net assets up to and including $2 billion; 0.015% of the Index Allocated Portion’s average daily net assets in excess of $2 billion.

*	Fees to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “Index Allocated Portion.”